UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    June 8, 2005

INTRICON CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	1-5005 (Commission File Number)	23-1069060 (IRS Employer Identification No.)

1260 Red Fox Road, Arden Hills, MN 55112
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (651) 636-9770

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01   Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

        On June 8, 2005, IntriCon Corporation received notice from the American Stock Exchange (“AMEX”) indicating that IntriCon failed to comply with the requirements for continued listing set forth in Sections 134 and 1101 of the AMEX Company Guide because IntriCon failed to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (the “Form 10-Q”). In addition, the notice noted that failure to timely file such report is a material violation of IntriCon’s listing agreement with AMEX and, therefore, pursuant to Section 1003(d) of the AMEX Company Guide, IntriCon’s common stock are subject to suspension and delisting from AMEX.

        The AMEX letter provided that in order to maintain IntriCon’s listing, IntriCon must submit a plan by June 23, 2005, advising AMEX of action it has taken, or will take, that would bring IntriCon into compliance with the applicable listing standards by no later than July 11, 2005. The AMEX Listing Qualifications Department will evaluate the plan and make a determination as to whether IntriCon has made a reasonable demonstration in the plan of an ability to regain compliance with all applicable continued listing standards by July 11, 2005, in which case the plan will be accepted. If the plan is accepted, IntriCon will remain listed during the plan period, during which time it will be subject to periodic review to determine whether it is making progress consistent with the plan. If IntriCon is not in compliance with the continued listing standards by July 11, 2005 or does not make progress consistent with the plan during the plan period, AMEX will initiate delisting procedures as appropriate. In addition, if IntriCon does not submit a plan or submits a plan that is not accepted, AMEX may initiate delisting procedures as appropriate.

        In the letter, AMEX also noted that within five days of June 8, 2005, IntriCon will be included in a list of issuers, which is posted daily on the AMEX website, that are not in compliance with the continued listing standards and “.LF” will be appended to IntriCon’s ticker symbol whenever IntriCon’s trading symbol is transmitted with a quotation or trade. The website posting and indicator will remain in effect until IntriCon has regained compliance with all applicable continued listing standards.

        As IntriCon previously reported, on May 31, 2005, IntriCon concluded, after discussions among the Audit Committee of the Board of Directors of IntriCon and management, that it will restate financial results for prior years in order to adjust its accounting for the capitalization of certain research and development expenditures. These adjustments are expected to reduce shareholders’ equity by less than $1 million and will have no impact on IntriCon’s historically reported revenues. IntriCon, however, will not be able to completely identify periods at issue, or the impact on those periods, until management has completed its review. Accordingly, previously issued consolidated financial statements should no longer be relied upon until IntriCon has completed its review. Management and the Audit Committee will consider which previously-issued financial statements will be restated upon completion of such review.

        IntriCon intends to submit a compliance plan to AMEX by June 23, 2005 and file the Form 10-Q on or before June 30, 2005. There can be no assurance, however, that IntriCon’s plan will be completed, timely filed or accepted by AMEX or that the Form 10-Q will be filed by June 30, 2005.

        A copy of IntriCon’s press release concerning the foregoing is attached as Exhibit 99.1 to this Form 8-K and is furnished herewith for purposes of Regulation FD.

Item 9.01.   Financial Statements and Exhibits

(c)	Exhibits

99.1	Press Release dated June 9, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IntriCon Corporation
Date: June 9, 2005	By:	/s/ William J. Kullback

William J. Kullback Chief Financial Officer

Exhibit Index

99.1	Press Release dated June 9, 2005